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                                                                       Exhibit 2

                                   AGREEMENT
                                   ---------

     AGREEMENT dated as of December 15, 1997 between R.R. Donnelley & Sons Company ("RRD") and Bain Capital, Inc. ("Bain").

     WHEREAS, RRD and affiliates of Bain are principal stockholders of Stream International Holdings, Inc., a Delaware corporation ("Stream"); and

     WHEREAS, RRD, in its capacity as a significant stockholder and lender, and Bain, on behalf of its affiliates in their capacity as significant stockholders, desire to take steps to reorganize Stream and its subsidiaries and thus maximize potential values for all stockholders of Stream.

     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, RRD and Bain agree as follows:

1.   Certain Definitions.

     "CST" shall mean Corporate Software and Technology, Inc., a Delaware corporation and wholly-owned subsidiary of CST Holdings.

     "CST Assets" shall have the meaning set forth in the CST Contribution Agreement.

     "CST Assumed Liabilities" shall have the meaning set forth in the CST Contribution Agreement.

     "CST Compensation Agreement" shall have the meaning set forth in the CST Contribution Agreement.

     "CST Contribution Agreement" shall mean the Contribution Agreement among Stream, SII, CST and CST Holdings in the form appended hereto as Exhibit A.

     "CST Holdings" shall mean Corporate Software & Technology Holdings, Inc., a Delaware corporation.

     "CST Letter Agreement" shall mean the Letter Agreement referred to in the CST Contribution Agreement.

     "CST Per Share Value" shall mean the amount determined by subtracting from $150 million all Third Party Debt directly attributable to CST as of September 30, 1997 and 33.3333% of the Net RRD Debt as of September 30, 1997 and then dividing such remainder by the sum of (i) the Number of Stream Outstanding
Shares as of the Effective Date, and (ii) the number of shares of
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non-voting Common Stock of CST Holdings to be issued to Bain pursuant to Section
4.1 of this Agreement.

     "Effective Date" shall mean the effective date of the MMI Drop-Down and CST Drop-Down (as defined in Subsection 3.1 and 4.1, respectively).

     "MMI" shall mean Modus Media International, Inc., a Delaware corporation and a wholly-owned subsidiary of MMI Holdings.

     "MMI Assets" shall have the meaning set forth in the MMI Contribution Agreement.

     "MMI Assumed Liabilities" shall have the meaning set forth in the MMI Contribution Agreement.

     "MMI Compensation Agreement" shall have the meaning set forth in the MMI Contribution Agreement.

     "MMI Contribution Agreement" shall mean the Contribution Agreement among Stream, MMI and MMI Holdings in the form appended hereto as Exhibit B.

     "MMI Equity Value" shall mean the amount determined by subtracting from $99 million all Third Party Debt directly attributable to MMI as of September 30, 1997 and 22.2222% of the Net RRD Debt as of September 30, 1997.

     "MMI Holdings" shall mean Modus Media International Holdings, Inc., a Delaware corporation.

     "MMI Letter Agreement" shall mean the Letter Agreement referred to in the MMI Contribution Agreement.

     "MMI Per Share Value" shall mean the amount determined by subtracting from $100 million all Third Party Debt directly attributable to MMI as of September 30, 1997, and 22.2222% of the Net RRD Debt as of September 30, 1997, and then dividing such remainder by the sum of (i) the Number of Stream Outstanding Shares as of the Effective Date and (ii) the number of shares of non-voting Common Stock of MMI Holdings to be issued to Bain pursuant to Section 3.1 of this Agreement.

     "MMI Holdings Preferred Stock" shall mean the 9.50% Series Senior Cumulative Preferred Stock of MMI Holdings established upon effectiveness of the Certificate of Designation referred to in Section 3.8.

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

     "Net RRD Debt" shall mean all indebtedness of Stream and its subsidiaries to RRD and its subsidiaries, net of any indebtedness from RRD and its subsidiaries to Stream and its subsidiaries. In determining Net RRD Debt, intercompany amounts currently in dispute as detailed in the RRD mark-up of the memorandum dated August 8, 1997 from Mark Nunnelly to Steve Baumgartner and Dan Malina (totalling $25.9 million) shall be split 50/50 so that only half of all such amounts shall be included in the calculation of Net RRD Debt. No adjustments to the intercompany account will be made in respect of items arising prior to December 31, 1996 other than those items already reflected in the December 31, 1996 audit of the intercompany account, and any other adjustments shall be made to accurately reflect intercompany transactions arising in the ordinary operations of the businesses of OTS, CST and MMI after December 31, 1996. The total Net RRD Debt as of September 30, 1997 is $182,905,104, of which $81,291,259 is attributable to OTS, $40,645,538 to MMI Holdings and $60,968,307 to CST Holdings. Such determination of the amount of Net RRD Debt as of September 30, 1997 shall be final and binding on RRD, Stream, MMI Holdings, MMI, CST Holdings and CST.

     "Net RRD Ownership Percentage" shall mean a fraction, the numerator of which shall be the number of shares of Class A Common Stock of Stream owned by RRD and its affiliates (excluding any shares of Class A-1 Common Stock) and the denominator of which shall be the Number of Stream Outstanding Shares.

     "Number of Stream Outstanding Shares" shall mean the total number of outstanding shares of Class A Common Stock of Stream (excluding any shares of Class A-1 Common Stock), giving effect to the assumed mandatory conversion of all outstanding shares of Class B-V and Class B-N Common Stock of Stream into shares of Class A Common Stock at the conversion rate set forth in the Certificate of Incorporation of Stream and also giving effect to the assumed exercise of all outstanding options to purchase shares of Class B-V Common Stock of Stream.

     "OTS" shall mean Stream, as its business shall exist after the MMI Spin-Off and CST Spin-Off.

     "OTS Per Share Value" shall mean the amount determined by subtracting from $200 million all Third Party Debt (if any) directly attributable to OTS as of September 30, 1997 and 44.4445% of the Net RRD Debt as of September 30, 1997 and then dividing the remainder by the Number of Stream Outstanding Shares as of the Effective Date.

     "Portland Assets" shall mean those assets set forth on Exhibit C appended hereto.

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     "Reorganization" shall mean the transactions and events referred to in
Sections 3, 4, 5 (other than Subsection 5.4), 6, 7, 11 and 12 of this Agreement.

     "SII" shall mean Stream International, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Stream (the name of which shall be changed to Stream International Services Corp.).

     "Spin-Off Date" shall mean the date on which Stream effects the MMI Spin-Off (as defined in Section 3.3) and CST Spin-Off (as defined in Section 4.3).

     "Stream IPO" shall mean the initial underwritten public offering of Common Stock of Stream.

     "Third Party Debt" shall mean all outstanding indebtedness for borrowed money (including obligations under capital leases) of Stream and its subsidiaries, other than indebtedness to RRD and its affiliates. The amounts of Third Party Debt directly attributable to OTS, MMI Holdings and CST Holdings as of September 30, 1997 shall be as set forth on Schedule G to the MMI Letter Agreement, Schedule C to the MMI Letter Agreement and Schedule C to the CST Letter Agreement, respectively, and such determination of the amount of Third Party Debt as of September 30, 1997 shall be final and binding on RRD, Stream, MMI Holdings, MMI, CST Holdings and CST.

2. Reorganization. RRD and Bain shall each use reasonable efforts to cause Stream to effect the Reorganization and other transactions set forth herein. It is understood that Stream, MMI Holdings, MMI, CST Holdings and CST are not parties to this Agreement. Accordingly, any transactions comprising part of the Reorganization or otherwise set forth herein that require approval by the Board of Directors of Stream shall be subject to approval by the Board of Directors of Stream and, notwithstanding anything to the contrary in this Agreement, Stream shall have no obligation to effect any such transaction unless and until such approval of its Board of Directors is obtained.

3.   MMI.

     3.1  MMI Contribution Agreement; MMI Drop-Down.  Prior to the earlier of
(1) the consummation of the Stream IPO and (2) December 31, 1997, Stream, MMI Holdings and MMI shall enter into the MMI Contribution Agreement pursuant to which Stream shall transfer all of the MMI Assets and MMI Assumed Liabilities to MMI Holdings, and MMI Holdings shall issue voting common stock and preferred stock to Stream in a taxable transaction. Stream shall transfer to MMI Holdings:
(i) all then outstanding Third-Party Debt directly attributable to the MMI business, and (ii) 40% of the increase in the Net RRD Debt from October 1, 1997 through the Effective Date, and MMI Holdings shall transfer to MMI the MMI Assets and the MMI Assumed

                                       4
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Liabilities (collectively, the "MMI Drop-Down").  Immediately prior to, or simultaneously with, the MMI Drop-Down, MMI Holdings shall issue to Bain, which is not, directly or indirectly a stockholder of Stream, pursuant to the MMI Compensation Agreement, a number of shares of non-voting Common Stock of MMI Holdings equal to $1 million divided by the amount determined by (i) subtracting from $99 million all Third Party Debt directly attributable to MMI as of September 30, 1997 and 22.2222% of the Net RRD Debt as of September 30, 1997 and
(ii) dividing such remainder by the Number of Stream Outstanding Shares at such time.

     3.2 Exchange of Net RRD Debt. Immediately following the MMI Drop-Down, RRD shall surrender to Stream 22.2222% of the Net RRD Debt as of September 30, 1997 for cancellation in exchange for a number of shares of MMI Holdings Preferred Stock determined by dividing 22.2222% of such Net RRD Debt by $1,000.

     3.3 MMI Spin-Off. Prior to the earlier of (i) the consummation of the Stream IPO and (2) January 10, 1998, Stream shall distribute all of the shares of MMI Holdings Common Stock held by it to the stockholders of Stream in a taxable transaction (the "MMI Spin-Off"). Such shares shall be distributed on a pro rata basis to holders of Class A Common Stock and Class B-V and Class B-N Common Stock (collectively, "Class B Common Stock") of Stream, giving effect to the assumed mandatory conversion of all Class B Common Stock into Class A Common Stock at the conversion rate set forth in the Certificate of Incorporation of Stream. No such distribution shall be made with respect to shares of Class A-1 Common Stock of Stream.

     3.4 Exchange of RRD Equity in MMI Holdings. Immediately after the MMI Spin-Off, RRD shall exchange all of the shares of Common Stock of MMI Holdings held by it and its affiliates for a number of shares of MMI Holdings Preferred Stock determined by multiplying the MMI Equity Value by the Net RRD Ownership Percentage at such time, and then dividing such product by $1,000.

     3.5 Indemnification. Upon the Effective Date, all indemnification obligations of RRD set forth in the Contribution Agreement dated April 21, 1995 among RRD, Software Holdings, Inc. and others shall terminate.

     3.6 Letter Agreement. Upon the Effective Date, MMI Holdings, CST Holdings and certain stockholders affiliated with Bain shall enter into a letter agreement in the form appended hereto as Exhibit Y.

     3.7 Bain Management Agreement. Upon the Effective Date, MMI Holdings and an affiliate of Bain shall enter into a Management Agreement in the form appended hereto as Exhibit D.

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     3.8  Amendment to MMI Holdings Charter.  Upon the Effective Date, the
Certificate of Incorporation of MMI Holdings shall be amended and restated as set forth in Exhibit F-1 appended hereto, and the Certificate of Designation as set forth in Exhibit F-2 appended hereto shall have become effective.

     3.9 RRD Investor Rights Agreements. Upon the Effective Date, MMI Holdings and RRD shall enter into an Investor Rights Agreement concerning information rights and quarterly reviews, in the form appended hereto as Exhibit E.

     3.10 Transition Services Agreement. RRD shall use its reasonable best efforts to negotiate a transition services agreement between RRD and MMI to be executed and delivered on or prior to the Spin-Off Date.

4.   CST.

     4.1 CST Drop-Down. Prior to the earlier of (1) the consummation of the Stream IPO and (2) December 31, 1997 and concurrently with the MMI Drop-Down, Stream, SII, CST Holdings and CST shall enter into the CST Contribution Agreement pursuant to which SII shall transfer all of the CST Assets and CST Assumed Liabilities to CST Holdings, and CST Holdings will issue voting common stock to SII in a taxable transaction. Stream shall transfer to CST Holdings (as a deemed transfer to SII and then by SII to CST Holdings) (i) all then outstanding Third-Party Debt directly attributable to the CST business, and (ii) 60% of any increase in the Net RRD Debt from October 1, 1997 through the Effective Date, and CST Holdings shall transfer to CST the CST Assets and the CST Liabilities (collectively, the "CST Drop-Down"). Immediately prior to, or simultaneously with, the CST Drop-Down, CST Holdings shall issue to Bain, pursuant to the CST Compensation Agreement, a number of shares of non-voting Common Stock of CST Holdings equal to $1,000,000 divided by the amount determined by (i) subtracting from $149 million all Third Party Debt directly attributable to CST as of September 30, 1997 and 33.3333% of the Net RRD Debt as of September 30, 1997 and (ii) dividing such remainder by the Number of Stream Outstanding Shares at such time. SII shall then transfer to Stream all of the shares of CST Holdings Common Stock held by it.

     4.2 Exchange of Net RRD Debt. Immediately following the CST Drop-Down, RRD shall surrender to Stream 33.3333% of the Net RRD Debt as of September 30, 1997 for cancellation in exchange for a number of shares of CST Holdings Common Stock equal to 33.3333% of the Net RRD Debt divided by the CST Per Share Value.

     4.3 CST Spin-Off. Prior to the earlier of (1) the consummation of the Stream IPO and (2) January 10, 1998 and concurrently with the MMI Spin-Off,

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Stream shall distribute all of its shares of CST Holdings Common Stock to the stockholders of Stream in a taxable transaction (such distribution by Stream, the "CST Spin-Off"). Such shares shall be distributed on a pro-rata basis to the holders of Class A Common Stock and Class B Common Stock, giving effect to the assumed mandatory conversion of all Class B Common Stock into Class A Common Stock at the conversion rate set forth in the Certificate of Incorporation of Stream. No such distribution shall be made with respect to shares of Class A-1 Common Stock of Stream.

     4.4 Bain Management Agreement. Upon the Effective Date, CST Holdings and an affiliate of Bain shall enter into a Management Agreement in the form appended hereto as Exhibit G.

     4.5 Amendment to CST Holdings Charter. Upon the Effective Date, the Certificate of Incorporation of CST Holdings shall be amended and restated, as set forth in Exhibit H appended hereto.

     4.6 Irrevocable Stockholders' Voting Agreement and Proxy. Upon the Effective Date, RRD and certain stockholders shall enter into an Irrevocable Stockholders' Voting Agreement and Proxy, in the form appended hereto as Exhibit I.

     4.7 RRD Investor Rights Agreement. Upon the Effective Date, CST Holdings and RRD shall enter into an Investor Rights Agreement, in the form appended hereto as Exhibit J, which shall provide for preemptive rights to RRD with respect to the issuance of any securities by CST Holdings and certain rights to information and quarterly management reviews.

     4.8 CST Indemnity to RRD. Upon the Effective Date, CST shall enter into a Reimbursement Agreement with RRD in the form appended hereto as Exhibit K.

     4.9 Sharing of Proceeds Upon Sale of CST. After the Effective Date, CST Holdings shall enter into an agreement with members of management of CST providing for the payment of an amount equal to 1% of any proceeds received upon a sale of all or substantially all of the business or assets of CST Holdings and its subsidiaries (by merger, sale of stock, sale of assets or otherwise) prior to June 30, 1999. Such agreement shall be in such form and upon such terms as shall be approved by the Board of Directors of CST.

5.   OTS.

     5.1 Exchange of RRD Debt in OTS. Upon the Effective Date, RRD shall surrender 44.4445% of any Net RRD Debt as of September 30, 1997 for cancellation in exchange for a number of shares of Class A-1 Common Stock of Stream determined by dividing 44.4445% of the Net RRD Debt as of

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

September 30, 1997 by the OTS Per Share Value. The terms of the Class A-1 Common Stock shall be as set forth in Exhibit L-1.

     5.2 Amendment to Stream Charter. Upon the Effective Date, the Certificate of Incorporation of Stream shall be amended and restated substantially as set forth on Exhibit L-1 appended hereto. The Certificate of Incorporation of Stream shall be further amended and restated immediately prior to the closing of the Stream IPO as set forth on Exhibit L-2 appended hereto.

     5.3 Irrevocable Stockholders' Voting Agreement and Proxy. Upon the Effective Date, RRD and certain stockholders shall enter into an Irrevocable Stockholders' Voting Agreement and Proxy in the form appended hereto as Exhibit M.

     5.4 Fee Upon Stream IPO. Upon the earlier of the closing of the Stream IPO or any sale of all or substantially all of the business of Stream, MMI shall pay to Bain (or an affiliate thereof) a fee of $296,000 and CST shall pay to Bain (or an affiliate thereof) a fee of $440,000.

     5.5 Shared Appreciation Agreement. Upon the Effective Date, RRD and Bain, on behalf of the Class B Holders, shall enter into a Shared Appreciation Agreement in the form appended hereto as Exhibit N.

     5.6 RRD Investor Rights Agreement. Upon the Effective Date, Stream and RRD shall enter into an Investor Rights Agreement, in the form appended hereto as Exhibit O.

     5.7  Working Capital.

          (a) Bain will use reasonable efforts to arrange for working capital and related lines of credit (the "Credit Lines") for each of MMI, CST and OTS on or prior to the Effective Date. The Credit Lines shall be in full force and effect upon the Effective Date.

          (b) Prior to the Effective Date, the businesses of MMI, CST and OTS will be operated in the ordinary course.

          (c) Upon the Effective Date and immediately prior to the events set forth in Sections 3.2 and 4.2, all cash of MMI, CST and OTS in excess of $25,000,000 in the aggregate, as reflected on the Stream balance sheet as of October 31, 1997, shall be applied toward the repayment of the Net RRD Debt.

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

          (d) From and after the Effective Date, RRD shall have no obligation to advance funds to MMI, CST or OTS to finance their respective businesses. In addition, upon the Effective Date, RRD, Stream, MMI, and R.R. Donnelley Receivables, Inc. ("DRI"), shall enter into an agreement relating to the Operating Agreement dated as of April 21, 1995, among Stream, RRD and DRI in the form set forth on Exhibit T.

     5.8  Potential Surrender of Class A-1 Common Stock.  Pursuant to Section
5.1 hereof, RRD shall receive shares of Class A-1 Common Stock of Stream prior to the Spin-Off Date. The percentage ownership interest in Stream represented by such shares of Class A-1 Common Stock is intended to represent an interest solely in OTS, and not in MMI or CST. Accordingly, if all or substantially all of the business of Stream is sold to a third party (by merger, sale of assets or otherwise) prior to such time as Stream has distributed to its stockholders or otherwise disposed of all of the outstanding shares of common stock of MMI and CST held directly or indirectly by Stream, RRD agrees that it shall, immediately prior to such sale, surrender to Stream for cancellation, without consideration, a number of shares of Class A-1 Common Stock such that the consideration otherwise to be received by RRD with respect to its shares of Class A-1 Common Stock upon such sale does not include the portion of any such consideration attributable to the value of Stream's then ownership interest in MMI and/or CST, as the case may be. The portion of any such consideration attributable to the value of MMI and/or CST shall be determined by agreement of RRD and the Board of Directors of Stream and, if the parties are unable to agree upon such portion, the matter shall be submitted to an investment banking firm mutually selected by RRD and the Board of Directors of Stream, whose determination shall be final and binding on RRD and the Board of Directors of Stream.

6.   Post-Effective Date Adjustment for Net RRD Debt.

          (a) Within 60 days following the Effective Date, RRD and Bain shall determine the amount of any indebtedness incurred by Stream and its subsidiaries, including MMI and CST, to RRD and its subsidiaries from October 1, 1997 through the Effective Date ("Debt to RRD") and the amount of any indebtedness incurred by RRD and its subsidiaries to Stream and its subsidiaries, including MMI and CST, from October 1, 1997 through the Effective Date ("Debt to Stream"). If the parties are unable to agree upon the amount of such indebtedness, the amount of such indebtedness shall be determined by Arthur Andersen, whose determination shall be binding on the parties.

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          (b)  To the extent the Debt to Stream exceeds the Debt to RRD, (i) RRD shall pay 60% of such excess to CST Holdings in cash or, at its election, surrender to CST Holdings for cancellation a number of shares of CST Holdings Common Stock equal to such excess divided by the CST Per Share Value, and (ii) RRD shall pay 40% of such excess to MMI Holdings in cash or, at its election, surrender to MMI Holdings for cancellation a number of shares of MMI Holdings Preferred Stock equal to such excess divided by $1,000.

          (c) To the extent the Debt to RRD exceeds the Debt to Stream (such excess being referred to as the "Excess Debt"), (i) CST Holdings shall, in exchange for the cancellation of 60% of the Excess Debt, at its election, pay to RRD an amount in cash equal to 60% of the Excess Debt or issue to RRD a number of shares of CST Holdings Common Stock equal to 60% of the Excess Debt divided by the CST Per Share Value, and (ii) MMI Holdings shall, in exchange for the cancellation of 40% of the Excess Debt, agree to reduce the purchase price payable by RRD for the Portland Assets pursuant to Section 9 by an amount equal to 40% of the Excess Debt and, to the extent 40% of the Excess Debt exceeds such reduction, issue to RRD a number of shares of MMI Holdings Preferred Stock equal to such remaining excess divided by $1,000.

          (d) RRD's sole right with respect to any Excess Debt shall be as set forth in Subsection 6(c) above, and, from and after the Effective Date, Stream shall have no liability for any Debt to RRD.

7.   Options.

          (a) The options for shares of Common Stock of Stream held by employees and others (other than options held by Messrs. Leahy, Moore, Rosenthal and Cowan and certain options held by Mr. Morphis) shall be amended as of the Effective Date so that the exercise price of such options shall equal the sum of the CST Per Share Value, MMI Per Share Value and OTS Per Share Value, provided that options with an exercise price lower than such sum shall not be so amended.

          (b) After the CST Spin-Off and the MMI Spin-Off, each holder of an option to purchase shares of Stream Common Stock outstanding immediately thereto shall receive options for an equal number of shares of MMI Holdings and CST Holdings, and the exercise prices of the options held by each employee for the purchase of shares of Common Stock of MMI Holdings, CST Holdings and Stream shall be equal to the MMI Per Share Value, CST Per Share Value and OTS Per Share Value, respectively.

8. Tax Loans. MMI and CST will offer to make tax loans in an aggregate amount of not more than $7,500,000 to employee stockholders of Stream in order to enable such stockholders to pay taxes incurred by them in connection with the CST Spin-Off and MMI Spin-Off. Such loans shall be made on a non-recourse basis, secured by the shares of Common Stock of CST Holdings, MMI Holdings and OTS held by such stockholders, and shall bear interest at a rate not less than 5% (which such interest shall accrue until the principal is due and payable). The terms of such loans shall otherwise be determined by the Board of Directors of OTS.

9. Portland Assets. Upon the Effective Date, R.R. Donnelley Norwest, Inc. and Stream shall enter into the Portland Asset Purchase Agreement, in the form set forth on Exhibit U, and effect the transactions contemplated thereby. The proceeds of the sale of assets effected thereby shall be distributed 60% to CST Holdings and 40% to MMI Holdings.

10.  RRD, CST and MMI Covenants.

     10.1 Indemnity. On the Effective Date, RRD and Stream shall enter into Guaranties and a Tax Reimbursement Agreement, in the forms attached hereto as Exhibits P, Q and R, respectively.

     10.2 Sale of Shares. In the Stream IPO, RRD will sell sufficient shares of its Stream Common Stock so that its beneficial ownership of Stream Common Stock after such offering shall be below 50%, on a primary basis.

     10.3 Standstill. RRD agrees that, from the effective date of the Stream IPO until the third anniversary of such effective date, RRD and its affiliates will not purchase or otherwise acquire any securities that would cause RRD or its affiliates to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 49.9%, by voting power, of the outstanding capital stock of Stream.

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11.  Bain Purchase Option.  RRD hereby grants to Bain an option to acquire from
RRD all of the indebtedness which it holds in Stream and all of its (and its affiliates') shares of Class A Common Stock and Class A-1 Common Stock of Stream for the Option Price. The Option Price shall be paid in cash. Such option must be irrevocably exercised prior to the earlier of (i) the first date on which preliminary prospectuses for the Stream IPO are circulated to prospective investors and (ii) January 20, 1998 and, if such option is exercised, the closing of the purchase must take place no later than March 31, 1998. The exercise of such option must be without any financing condition, but the exercise may be conditioned upon the satisfaction of conditions in any financing relating to force majeure events, a material decline in the stock market and any material adverse change in the business of Stream and its subsidiaries. The Option Price shall be equal to the sum of: (A) the amount of the Net RRD Debt as of the closing date, plus (B) the amount determined by subtracting from $450,000,000 the then Net RRD Debt and the then Third Party Debt and by multiplying such remainder by the Net RRD Ownership Percentage. At the closing of any such option exercise, RRD shall assign and deliver to Bain all its rights to the Net RRD Debt and certificates representing all of its (and its affiliates') shares of Class A Common Stock and Class A-1 Common Stock of Stream, against payment of the Option Price by certified check or wire transfer to RRD. RRD shall make customary representations and warranties to Bain as to the amount of the Net RRD Debt and its ownership of its shares of Class A Common Stock and Class A-1 Common Stock.

12. Reorganization Documents. The consummation of the MMI Drop-Down and CST Drop-Down shall be subject to the execution and delivery of (i) a Contribution Agreement among Stream, SII, CST Holdings and CST, in the form appended hereto as Exhibit A; (ii) a Contribution Agreement among Stream, MMI Holdings and MMI in the form appended hereto as Exhibit B; (iii) a Tax Sharing Agreement among Stream, MMI Holdings, and MMI, CST Holdings in the form appended hereto as Exhibit S, and (iv) the other exhibits hereto to be executed and delivered on or prior to the Effective Date, in each case with such changes as may be approved by RRD and the other parties thereto. The MMI Drop-Down and CST Drop-Down shall be subject to such other documentation as shall be approved by the Boards of Directors of Stream, MMI and CST.

13. Coris. On or after the Effective Date, MMI and RRD shall enter into an agreement with respect to Coris upon the terms set forth on Exhibit X hereto.

13.A Insurance. Following the Effective Date, RRD, Stream, MMI Holdings and CST Holdings will negotiate in good faith an agreement regarding insurance generally in accordance with the provisions of the draft Insurance Claims Processing Agreement attached hereto as Exhibit W. Prior to, or in the absence of, the execution of such an agreement, Stream, MMI and CST shall

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continue to pay RRD for its actual losses and premium expenses for workers'
compensation claims made in respect of their employees prior to the Spin-Off Date, such payments to be in accordance with current practice in effect on the date hereof except that payments shall be in cash instead of as adjustments to inter-company accounts.

14.  Miscellaneous.

     14.1 Rules of Construction. In the event and to the extent there shall be any conflict between the provisions of this Agreement and the provisions of any of the agreements appended hereto as Exhibits, the terms of such Exhibits, as executed by the parties, shall govern and control.

     14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware.

     14.3 Notices. Any notice, request, demand, claim or other communication hereunder shall be in writing and shall be delivered by registered or certified mail, return receipt requested, and shall be deemed to have been duly given three days after mailing if sent to the following addresses:

     If to Stream:
     ------------

          Stream International Inc.
          245 Dan Road
          Canton, MA 02021
          Attn: President

     If to RRD:
     ---------

          R.R. Donnelley & Sons Company
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: Corporate Secretary

     If to Bain:
     ----------

          Bain Capital, Inc.
          Two Copley Place
          Boston, MA 02116
          Attn: Jonathan S. Lavine

Notwithstanding the foregoing, any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (personal delivery, expedited

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

courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall have been deemed to have been duly given unless and until it is actually received by the intended recipient.

     14.4 Amendments. This Agreement may not be modified or amended, except by an agreement in writing, signed by RRD and Bain.

     14.5 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, claim or other right in excess of those existing without reference to this Agreement, provided that, after the Effective Date, Stream, CST and MMI may enforce the provisions of Section 6 and the provisions set forth on the definition of "Net RRD Debt" and Stream may enforce the provisions of Section 5.8.

     14.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original, and all of which together shall be deemed to be one and the same instrument.

     14.7 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes both the Agreement in Principle between the parties dated April 17, 1997 and the Agreement in Principle between the parties dated September 17, 1997.


                              R.R. DONNELLEY & SONS COMPANY


                              By: /s/ C. A. Francis
                                 ----------------------------------------
                              Title: Executive Vice President & CFO


                              BAIN CAPITAL, INC.


                              By: /s/ Jonathan S. Lavine
                                 ----------------------------------------
                              Title: Principal

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